FOR IMMEDIATE RELEASE

JMG EXPLORATION, INC. UPDATES OPERATIONS AND DRILLING ACTIVITY AND ANNOUNCES YEAR END RESULTS

(all amounts expressed in U.S. Dollars)

Calgary, Alberta – April 6, 2006 – JMG Exploration, Inc., (“JMG” or the “Company”)  (PCX: JMG, JMG+) today announced updated drilling activity and financial results for the year ended December 31, 2005.  JMG was established in July 2004 and completed an initial public offering in August 2005.

To date, JMG has assembled substantial land positions in North Dakota and Wyoming and participated in the drilling of seven gross (3.2 net) wells with a 100% success rate proving up significant future development.  Two of the seven wells drilled to date were on production in late 2005 with the other five wells coming on production in early 2006. Current net production to JMG is between 150 and 175 boe/d.

JMG currently has over 115,000 gross (over 80,000 net) acres of land.  Included in these lands are a 77.5% working interest in a section in the Pinedale area of Wyoming.  These lands offset the prolific Jonah/Pinedale producing fields.  As previously announced, JMG was involved in a significant oil discovery in the Midale formation in the northern part of North Dakota.  Three wells have been drilled into this formation to date and 16 development locations have been identified as a result of this initial drilling.

Year end Results

The year ended December 31, 2005 was the start up period for JMG and should be viewed as such.  The focus in 2005 was to assemble a significant land position with initial drilling to commence in the latter part of 2005 carrying into early 2006. The Company began generating production volumes in the third quarter of 2005.

Revenues for the fourth quarter ended December 31, 2005 were $397,980.  There were no revenues during the comparative period in 2004. Revenues for the year ended December 31, 2005 were $854,864. The vast majority of the revenues were related to production from the two Bakken exploratory wells that were on production in the North Dakota.

For the fourth quarter, the Company incurred a net loss of $4,434,626 compared to $823,753 in the fourth quarter of 2004. The 2005 loss from operations of $5,814,009, after giving effect to the preferred stock dividends of $458,342, was primarily due to the recording of an impairment of oil and gas assets based on the independent reserve report. Over $2.75 million of this loss was a result of a writedown in the Burau area of North Dakota. Burau is the area where the initial wells targeting the Bakken formation were drilled; these are not in the main Midale prospect area of North Dakota.  In addition, over $1.3 million of the 2005 loss was with respect to a writedown of the Hooligan Draw well in Wyoming that was drilled in 2004.

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JMG Exploration, Inc. New Release

April 6, 2006

As previously announced, JMG is pursuing a merger in which JMG would merge with a wholly-owned subsidiary of JED in the U.S., and JMG's securities would be exchanged for securities of JED on the basis of two-thirds of a JED common share for each JMG common share.

Boe's, or barrels of oil equivalent, may be misleading if used in isolation. A boe conversion ratio of 6 mcf to 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.

Forward Looking Statements for JMG Exploration, Inc.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements concerning estimated production volumes, business plans for exploration, development and drilling, or other expectations, beliefs, plans, goals, objectives, assumptions, information and statements about future events, conditions, results of operations or performance that constitute "forward-looking statements" within the meaning of applicable securities legislation.  Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements. These risks and uncertainties include, but not limited to, the impact of competitive services, demand for services like those provided by the company and market acceptance risks, fluctuations in operating results, cyclical market pressures on the oil and natural gas industry and other risks detailed from time to time in the company's filings with Securities and Exchange Commission. JMG Exploration, Inc. undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

Company Contacts:

or

Investor Relations Counsel

JMG Exploration, Inc.

The Equity Group Inc.

Reg Greenslade, Chairman

Linda Latman  (212) 836-9609

(403) 537-3250

Lena Cati (212) 836-9611

H.S. (Scobey) Hartley, CEO & President

www.theequitygroup.com

(403) 261-2959